Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kanbay International, Inc. for the registration of 4,254,061 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2006, with respect to the consolidated financial statements of SSS Holdings Corporation Limited included in the Annual Report (Form 10-K) of Kanbay International, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Manchester, England
April 5, 2006